June 15, 2004

John Hancock Advisers, LLC
101 Huntington Avenue
Boston,  Massachusetts  02199-7603

Michael Saliba
Fund Asset Management, L.P.
d/b/a Mercury Advisors
800 Scudders Mill Road
Plainsboro, NJ  08536

Dear Mike:

Please be advised that on June 15, 2004, the Board of Trustees of John Hancock Equity Trust on behalf of John Hancock Growth Trends Fund (the "Fund") voted to terminate the Sub-Investment Management Contract (the "Contract") dated August 28, 2000 among the Fund, John Hancock Advisers, LLC and Fund Asset Management, L.P. d/b/a Mercury Advisors ("Mercury"). This letter will serve as formal notice that the Contract will be terminated as of the close of business on June 16, 2004. In light of the 60-day notice of termination required by Section 11 of the Contract, John Hancock Advisers, LLC will continue to pay Mercury the sub-advisory fee as stated in Section 5 of the Contract until August 15, 2004.

Please sign below to indicate your agreement, and return one signed copy to the attention of Avery Maher.

Sincerely,

JOHN HANCOCK ADVISERS, LLC

By:    /s/James A. Shepherdson                              Date:  June 15, 2004
       James A. Shepherdson
       President, Chairman and Chief Executive Officer

JOHN HANCOCK EQUITY TRUST on
behalf of John Hancock Growth Trends Fund

By:    /s/Susan S. Newton                                   Date:  June 15, 2004
       Susan S. Newton
       Senior Vice President and Secretary

The foregoing is acknowledged and agreed to:

FUND ASSET MANAGEMENT, L.P.
d/b/a Mercury Advisors

By:    /s/David J. Dart                                     Date:  June 22, 2004
Name:  David J. Dart
       Managing Director